Exhibit 99.1

BIOAMBER INC. ANNOUNCES $7 MILLION UNDERWRITTEN OFFERING OF COMMON STOCK AND CONCURRENT $8.9 MILLION REGISTERED DIRECT OFFERING OF WARRANTS

Montreal, Canada, December 23, 2016. BioAmber Inc. (NYSE: BIOA), a leader in renewable materials, today announced that it has priced an underwritten offering of 1,748,750 shares of its common stock at a price of $4.00 per share. The gross proceeds to the Company will be approximately $7.0 million, and net proceeds, after underwriting discounts and commissions and other estimated fees and expenses payable by BioAmber, will be approximately $5.6 million.

Additionally, BioAmber announced today that it has conducted a registered direct offering to “permitted investors” in Canada of warrants to purchase an aggregate of 2,224,199 shares of common stock for gross proceeds of approximately $8.9 million. Each warrant entitles the holder thereof to receive one share of our common stock on the exercise or deemed exercise of the warrant. The warrants are exercisable by the holders thereof at any time for no additional consideration and all unexercised warrants shall be deemed to be automatically exercised following the satisfaction of certain conditions specified in the warrants. Until such warrants are exercised or automatically exercised following the satisfaction of such conditions, the subscription proceeds from this registered offering of warrants will be placed in escrow.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., is acting as the sole bookrunning manager for both offerings. AltaCorp Capital Inc. is acting as financial advisor to BioAmber.

BioAmber intends to use the net proceeds of the underwritten offering and the registered offering of warrants for working capital and other general corporate purposes. The underwritten offering is expected to close on or about December 29, 2016, subject to customary closing conditions and the closing of the registered direct offering.

The shares of common stock, the warrants and the shares of common stock issuable upon exercise of the warrants described above are being sold by BioAmber pursuant to a shelf registration statement on Form S-3 (No. 333-196470) including a base prospectus, which was declared effective by the Securities and Exchange Commission (the “SEC”) on July 9, 2014, and a related registration statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (Registration No. 333-162379), which became effective upon filing with the SEC on December 22, 2016. Prospectus supplements relating to the offerings of the securities will be filed by the Company with the SEC. Copies of the prospectus supplements and the accompanying prospectuses relating to the securities being sold, when available, will be available on the SEC’s website located at www.sec.gov and may also be obtained by contacting Rodman & Renshaw, a unit of H.C. Wainwright & Co., at placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BioAmber

BioAmber (NYSE: BIOA) is a renewable materials company. Its innovative technology platform combines biotechnology and catalysis to convert renewable feedstock into building block materials that are used in a wide variety of everyday products including plastics, paints, textiles, food additives and personal care products. For more information visit www.bio-amber.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about BioAmber, including but not limited to statements with respect to BioAmber’s plans to consummate its proposed underwritten offering of common stock and its registered direct offering of warrants. BioAmber may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether or not BioAmber will be able to raise capital, the final terms of the underwritten offering of common stock, market and other conditions, the satisfaction of customary closing conditions related to the underwritten offering of common stock, the satisfaction of the conditions triggering the automatic exercise of the warrants from the warrants offering and the release of the proceeds from such offering, BioAmber’s business and financial condition, and the impact of general economic, industry or political conditions in the United States or internationally. For additional disclosure regarding these and other risks faced by BioAmber, see disclosures contained in BioAmber’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2015, and under the heading “Risk Factors” of the prospectus supplements for these offerings. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof, and BioAmber undertakes no obligation to update such statements as a result of new information.

BioAmber Investor Contact

Roy McDowall

Sr. VP Communication & Strategy

514-844-8000 Ext. 260

roy.mcdowall@bio-amber.com

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